UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 20, 2013 (March 17, 2013)

Date of Report (Date of earliest event reported)

HARTE-HANKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7120	74-1677284
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9601 McAllister Freeway, Suite 610

San Antonio, Texas  78216

(210) 829-9000

(Address of principal executive offices and Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 20, 2013, Harte-Hanks, Inc. announced that its Vice Chairman, Houston H. Harte, would retire from the Company after over 60 years of service to the Company, including over 25 years as its Chairman of the Board.  Mr. Harte’s retirement will be effective at the Company’s 2013 annual meeting of stockholders, presently scheduled for May 29, 2013.  Mr. Harte confirmed that his resignation was not as a result of any disagreement with Harte-Hanks, Inc. or any matters relating to its operations, policies or practices.

The company also announced that its Board of Directors has been expanded to nine members (until Mr. Harte’s retirement), and that Stephen Carley and Scott Key have been elected to the company’s Board of Directors effective March 17, 2013.

Mr. Carley will be a Class II director (standing for election at the 2013 annual meeting) and is Chief Executive Officer of Red Robin Gourmet Burgers, Inc., a casual dining restaurant chain. Prior to joining Red Robin, Mr. Carley served from April 2001 to August 2010 as the Chief Executive Officer of El Pollo Loco, Inc., a privately held restaurant company.  Mr. Carley holds a master’s degree with a concentration in marketing from Northwestern University and a bachelor’s degree in finance from the University of Illinois in Urbana, Illinois.

Since January 2011, Mr. Key has served as President and Chief Operating Officer of IHS Inc., a leading source of information and analytics.  Mr. Key joined IHS in 2003, and has served in a variety of roles of progressively greater responsibility, most recently as IHS’ Senior Vice President, Global Products and Services (in 2010) and President and Chief Operating Officer of IHS Global Insight (September 2008 — December 2009).  From 2007-2008, he served as President and Chief Operating Officer of IHS Jane’s and chairman of IHS Fairplay, and led an integrated sales team on a global basis.  From 2003-2007, he served as IHS Senior Vice President of Corporate Strategy and Marketing, and led Energy Strategy, Products, Marketing and Software Development. Mr. Key holds bachelor of science degrees in both physics and mathematics from the University of Washington in Seattle as well as a master’s degree in geophysics from the University of Wyoming.  Mr. Key will be a Class I director, standing for election at the company’s 2015 annual meeting of stockholders.

Messrs. Carley and Key will each receive the following compensation for service on the Board, as provided by Harte-Hanks’ current compensation program for its independent directors:

•                  $45,000 annual cash retainer for Board service;

•                  cash meeting fees ($2,000 per in-person Board meeting attended; $1,000 per in-person Committee meeting attended; and $750 per telephonic Board meeting or telephonic Committee meeting attended);

•                  an initial equity award consisting of $50,000 worth shares of restricted common stock, vesting in equal installments on the first three anniversaries of the grant date (with the number of shares delivered being calculated using the closing price of Harte-Hanks’ common stock on the New York Stock Exchange on the day prior to the grant date, in accordance with the Harte-Hanks 2005 Omnibus Incentive Plan (“Fair Market Value”));

•                  on February 5 of each year (which is the fixed annual grant date previously selected for long-term incentive awards, as described in Harte-Hanks’ 2012 proxy statement), a grant of $60,000 of shares of restricted common stock, vesting in equal installments on the first three anniversaries of the grant date (with the number of shares delivered being calculated using Fair Market Value); and

•                  ability elect to receive some or all of the cash compensation otherwise payable for service in shares of Harte-Hanks’ common stock (granted as soon as administratively practicable following the end of each of Harte-Hanks’ fiscal quarters, the number of shares delivered being based on the Fair Market Value as of the last day of the immediately preceding quarter).

Item 7.01                                           Regulation FD Disclosure.

A copy of the press release announcing the matters described under Item 5.02 is furnished herewith as Exhibit 99.1 and is incorporated in this Item 7.01 by reference.

Item 9.01                                           Financial Statements and Exhibits.

(d)  Exhibits.                            The following exhibits are being filed or furnished herewith:

Exhibit No.	Description

99.1	Press Release of Harte-Hanks, Inc. dated March 20, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Harte-Hanks, Inc.

Dated: March 20, 2013

By:	/s/ Robert L. R. Munden
Senior Vice President,
General Counsel & Secretary